EXHIBIT 99

CHARTWELL INTERNATIONAL COMPLETES ACQUISITION OF SHORT-LINE RAILROAD

CHARLESTON, W.Va, May 2, 2006/PRNewswire-FirstCall/ -- Chartwell International, Inc. (OTC Bulletin Board: CHWN - News; "Chartwell") today announced it completed the acquisition of Middletown and New Jersey Railway Company, Inc., a privately held New York Corporation ("M&NJ"), which owns and operates a regional short-line railroad.

Overview of Acquisition & Vision

The timing and fit of the acquisition of M&NJ short-line is exceptional as the rail properties are in an excellent geographic location, in the fast growing Orange County of New York. Approximately 60 miles north of New York City, Orange County is located between three major highways, an international airport, Class 1 rail facilities, and the Hudson River. Middletown's proximity to major population centers and transportation arteries would make it a logical center of a regional intermodal system, attracting regional distribution centers, warehouses, commercial, industrial and residential developers. M&NJ connects with the Class 1 Norfolk Southern Railway System in Middletown.

As has been the trend during the past decade, short-line railroads across the country, such as the M&NJ, are providing shippers with cost-effective transportation, especially for heavy and bulky commodities including product mixes such as timber, chemicals-plastics, minerals such as clay, limestone, crushed stone, gravel, road salt, and in some instances construction and demolition debris which cannot be recycled or disposed locally. The trend toward short-line railroad growth is becoming increasingly important as trucking is adversely affected by a shortage of drivers, increasing highway congestion and high fuel costs

Imre Eszenyi, Chartwell’s Chairman commented: “M&NJ has before been a key element of regional economic development and growth, and we believe, rail freight can again be an important factor in retaining and attracting existing and new industries and services jobs. Now that we own M&NJ, we look forward to working with State, County and local officials in developing a long-term mutually beneficial relationship.

Financing

The total acquisition for M&NJ was $2.2 million, funded from proceeds of Chartwell’s recent equity private placement.

On December 6, 2005, New York State Governor Pataki announced a five-year, $100 million rail funding program that will help New York railroads make infrastructure and capacity improvements, which will modernize the State’s rail network and keep it competitive. Known as the Rail Freight and Passenger Rail Assistance Program, the funding will provide approximately $20 million for improvements each year through 2010. In the first round of funding 19 railroads have been awarded $40 million for the 2005 – 2006 fiscal years, which includes $750,000 for M&NJ for track rehabilitation. M&NJ will use the grant funds for critical works and safety improvements on the railroad in Middletown, allowing it to continuously serve its current customers, and develop new customer business. Chartwell expects the acquired business will require substantial annual capital expenditures and investments in continuous operational upgrades, infrastructure expansions of the railroad and expansion of its personnel.

Mr. Eszenyi commented: “We are pleased with the possibility of making immediate improvements to the railroad from the grant funds, which will also create numerous local job opportunities. Currently, M&NJ is seeking to add locomotive operators and maintenance support.”

History of M&NJ

Founded in 1947, M&NJ, headquartered in Middletown, New York has historically been an integral part of the growth of Orange County. M&NJ and its predecessors transported milk, milk products, livestock, feed and coal. As recently as in the mid 1980s, M&NJ serviced a chemical and a fertilizer plant on its short-line. The business is currently serving Genpak, a plastic packaging company and Orange & Rockland Utilities. Detailed information on the history of the railroad and how it benefited the region and its communities for over a century can be found on the Middletown & New Jersey Railroad Historical Society’s website at www.mnjrhs.org

For additional information, please refer to Chartwell's current report on Form 8-K filed with the Securities and Exchange Commission with respect to this event.

NOTE: The foregoing is news relating to Chartwell and contains forward- looking statements. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to Chartwell or its management are intended to identify such forward- looking statements. Chartwell’s actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For information that is more detailed the reader is referred to Chartwell’s 10-KSB and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.

For additional information contact:

Imre Eszenyi, Chairman of the Board

Chartwell International, Inc.

1124 Smith Street

Charleston, WV 25301

Tel: 1 304 345 8700

2